Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 6, 2008 (the report on the audit of consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), relating to the financial statements of Ampco-Pittsburgh Corporation, and the effectiveness of Ampco-Pittsburgh Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

August 4, 2008